SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A)  OF THE SECURITIES EXCHANGE ACT OF 1934

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☐    Preliminary Proxy Statement

☐    Definitive Proxy Statement

☒    Definitive Additional Materials

☐    Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

TRW INC.
(Name of Registrant as Specified in Its Charter)

NORTHROP GRUMMAN CORPORATION
(Name of Person(s) Filing Proxy Statement)

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1

March 29, 2002

A VOTE FOR ON THE GREEN PROXY CARD WILL PAVE THE WAY FOR A NEGOTIATED TRANSACTION BETWEEN TRW AND NORTHROP GRUMMAN

A VOTE AGAINST LEAVES TRW SHAREHOLDERS WITH ONLY A RISKY MANAGEMENT PLAN

Dear TRW Shareholder:

About one month ago, Northrop Grumman made an offer to buy TRW at what we believe is a full and fair price based on the public information that is available. Your board of directors rejected that offer as financially inadequate and said it could do better.

We think the debate is pretty simple. It boils down to this. Our view is that the plan TRW’s board of directors adopted in response to our offer involves considerable risk, may well take a long time to execute and is subject to important contingencies that are not in TRW’s control. Even if TRW is able to complete the plan, there is no assurance whatsoever of what value it will produce for stockholders. We don’t believe that such a plan is in your best interests.

We are not trying to buy your company at a discount. Our offer of $47 per share represents an 18% premium over the last trade in TRW stock prior to our offer on February 21 and a premium of 22% over the average market price of TRW common stock during the prior twelve months. Moreover, unlike TRW’s plan the Northrop Grumman offer is not contingent on TRW’s ability to reduce its debt, TRW’s ability to sell portions of its business or the value of the new automotive company that TRW intends to spin off to stockholders.

We have stated publicly that we are prepared to pay a full and fair value for all TRW shares. Northrop Grumman is prepared to raise its current $47 per share exchange offer if an increase is warranted by an examination of the non-public information, which TRW’s board has thus far refused to show us.

On April 24, 2002, there will be an annual meeting of TRW shareholders, at which you can vote your shares and make your voice heard.

Our three proposals, which we are asking you to vote FOR, represent a win-win for you and all TRW shareholders. They ask the TRW board of directors:

1.	to provide Northrop Grumman with non-public information to determine if an increase to our $47 per share offer is warranted;

2.	to establish an independent committee of the board to evaluate our offer and any other third-party proposals which may be received; and

3.	to take such actions as are within the board’s authority to permit TRW shareholders to decide for themselves whether to exchange their TRW shares for Northrop Grumman common stock.

If the Northrop Grumman proposals are approved, you will be sending a strong message to your board of directors that you want them to maximize the value of Northrop Grumman’s offer so that you may decide for yourselves whether to exchange your shares, period. If, after fully considering your options and the final price in Northrop Grumman’s offer to exchange, you don’t believe our price fairly values TRW, you will have no obligation to tender. We believe this represents a win-win for you.

Your management and board of directors have only recently adopted a plan which contains considerable uncertainty in terms of both time and value while our offer is real and immediate.

Again, we think the decision before you is simple. You probably know by now that Northrop Grumman has a great track record. We are one of the top-tier defense companies in the nation, and our stock has outperformed TRW’s consistently. In the two-year period ended 2001 alone, Northrop Grumman’s stock nearly doubled, while TRW’s stock declined at a compound annual rate of more than 15% (see attached charts).

It’s your choice. We are urging you to vote FOR Northrop Grumman’s proposals by returning the GREEN proxy card. We hope you do so. Thank you.

Sincerely,

Kent Kresa

Chairman and Chief Executive Officer

Please note that in addition to this proxy material, you will also be receiving information pertaining to a special meeting of TRW shareholders on April 22, 2002, which is being held to vote on whether Northrop Grumman may proceed with its exchange offer. We urge you to pay close attention to the matters at both meetings and vote to protect your interests as a shareholder of TRW.

Northrop Grumman Offers 22% Premium Over Last Twelve Months Average Price

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10.00
0.00
$47 Nominal Value
WSJ Story on Potential TRW Breakup 2/15/02
Cote Resigns 2/19/02
Cote Elected Chairman 7/25/01
TRW Cuts Dividend and Announces Restructuring 9/6/01
TRW Announces Additional Restructuring 10/18/01
Northrop Grumman Proposal 2/21/02
Northrop Grumman Launches Exchange Offer 3/4/02
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Compare Below What the Same $1000 Investment in Both Northrop Grumman and TRW Would Have Earned*

One Year Returns
$250
$200
$150
$100
$50
$0
($50)
$234
($13)
NOC
TRW

Two Year Returns
$1,000
$750
$500
$250
$0
($250)
($500)
$931
NOC
TRW
($238)

Five Year Returns
$400
$300
$200
$100
$0
($100)
($200)
$346
NOC
TRW
($142)

Ten Year Returns
$4,000
$3,000
$2,000
$1,000
$0
$3,967
$1,310
NOC
TRW

*Based on calendar year performance